Exhibit 11.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to Form 1-A of Sharps Technology, Inc. (the “Offering Statement”) filed under the Securities Act of 1933, of our report dated March 28, 2024, with respect to our audit of the consolidated financial statements of Sharps Technology Inc. as of December 31, 2023, and for the year then ended, originally appearing in the Annual Report on Form 10-K of Sharps Technology, Inc. for the year ended December 31, 2023. We also consent to the reference to our Firm under the heading “Experts” in such Offering Statement.

/s/ PKF O’Connor Davies, LLP

New York, New York

May 30, 2024

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